Exhibit 10.1

April 10, 2018

Daniel N. Leib

[Address]

Re: Side Letter to the Employment Agreement

Dear Dan:

The purpose of this side letter is to amend the employment agreement, by and between you and Donnelley Financial Solutions, Inc. (the “Company”), dated as of July 11, 2017 (the “Employment Agreement”), pursuant to Section 6(g) of the Employment Agreement. All capitalized terms used but not defined in this side letter to the Employment Agreement (the “Letter”) shall have the meanings assigned to such terms in the Employment Agreement. The terms of this Letter are as follows:

1.	A new Section 4(f)(i)(6) is hereby added to the Employment Agreement as follows: “Notwithstanding anything to the contrary contained in any applicable award agreement for any outstanding or future award of stock options granted to you by the Company, if you are terminated due to a Qualifying Termination (regardless of whether in connection with a CIC Termination Period), then from and after the effective date of such Qualifying Termination, any options that are or become exercisable upon such Qualifying Termination shall remain outstanding and be exercisable for the full term of such option.”

If the foregoing terms and conditions are acceptable and agreed to by you, please sign on the line provided below to signify such acceptance and agreement and return the executed copy to the Chief Human Resources Officer.

Very truly yours,

Donnelley Financial Solutions, Inc.

By:	/s/ Diane Bielawski
Diane Bielawski
Chief Human Resources Officer

ACCEPTED AND AGREED to this 10th day of April, 2018.

/s/ Daniel Leib
Daniel N. Leib